Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_________________

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

91-1815009
(IRS Employer Identification Number)

1101 S. Boone Street
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dennis A. Long
Chief Executive Officer
Pacific Financial Corporation
1101 S. Boone Street
Aberdeen, Washington 98520-5244
Telephone (360) 533-8870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Mary Ann Frantz
David G. Post
Miller Nash LLP
111 S.W. Fifth Avenue, Suite 3400
Portland, Oregon 97204
(503) 224-5858

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ____________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $1.00 par value	1,000,000 shares	$15.00	$15,000,000	$1,765
(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of Pacific Financial Corporation Common Stock reported on the OTC Bulletin Board on November 17, 2005.

PROSPECTUS

PACIFIC FINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

1,000,000 SHARES OF COMMON STOCK

        This prospectus relates to the offer and sale of up to 1,000,000 shares of our Common Stock, $1.00 par value per share, to our shareholders through our Dividend Reinvestment Plan (the “Plan”). The Plan provides a convenient method to purchase our Common Stock. Under the Plan, existing shareholders may purchase Common Stock by reinvesting all or a portion of the cash dividends on their Common Stock to purchase additional Common Stock. A detailed description of the Plan can be found under the heading “Dividend Reinvestment Plan” beginning on page 5 of this prospectus.

        You should read this prospectus carefully and retain it for future reference.

        Investing in our Common Stock involves risks. You should read the “Risk Factors” section beginning on page 3 before investing.

        Our Common Stock is traded on the OTC Bulletin Board™ under the symbol “PFLC.OB.” As of November 15, 2005, the reported closing price of our Common Stock was $15.40 per share.

        Our principal executive offices are located at 1101 S. Boone Street, Aberdeen, Washington 98520-5244, and our telephone number is (360) 533-8870.

        Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The securities offered by this prospectus are equity securities and are not deposits, savings accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is November 18, 2005.

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Our Dividend Reinvestment Plan is not available to any person to whom we may not legally offer it.

This prospectus is dated as of November 18, 2005. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

OUR COMPANY

        Pacific Financial Corporation is a financial holding company headquartered in Aberdeen, Washington. We own one bank, The Bank of the Pacific, which is located in the State of Washington. We conduct our banking business through ten bank branches located in communities throughout Grays Harbor County, Pacific County, and Wahkiakum County in southwest Washington, and through six branches located in Whatcom County, which includes Bellingham, Washington. We are also building new branches in Anacortes, Washington, and Raymond, Washington, and operate a loan production office in Gearhart, Oregon.

        We were incorporated in the State of Washington on February 12, 1997, pursuant to a holding company reorganization of The Bank of the Pacific.

        We maintain a website at www.thebankofpacific.com. The information that is contained in, or can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

        Investment in our Common Stock involves risks and uncertainties. You should carefully read the following, together with other information in this prospectus and in documents incorporated by reference into this prospectus, before making a decision to participate in the Plan and acquire additional Common Stock.

        Our Common Stock lacks liquidity and may be difficult to sell in open-market transactions.

        Our Common Stock trades in very low trading volumes on the OTC Bulletin Board under the trading symbol "PFLC.OB." As a result, it may be difficult to liquidate your investment in shares of Common Stock. Also, because of this lack of liquidity in the market for our Common Stock, the quoted price of our Common Stock may not reflect its fair value as would be determined in an active market.

        Our business is vulnerable to interest rate risk.

        Changes in the interest rate environment may reduce demand for our products or services or negatively affect our interest margins. We do not currently use derivatives to manage interest rate risk. Depending on our mix of assets and liabilities at any time (for instance, the relative percentage of fixed or adjustable-rate assets or liabilities) net income may be negatively influenced by either increases or decreases in market interest rates. Changes in interest rates may also affect overall lending activity and the attractiveness of our deposit products.

        Our business could suffer if general economic conditions worsen in the relatively concentrated geographic areas where our branches are located.

        We focus our operations in concentrated geographic locations in southwest Washington and in Whatcom County in northern Washington. If economic conditions worsen in these areas, demand for our loan, deposit and other products could decrease, the credit risk of our loan portfolio and our customer base could increase, and our lending activities could be negatively affected. In addition, reductions in real estate prices in these areas would reduce the value of the collateral for many of our loans.

        Shares may be purchased pursuant to the Plan at prices that do not reflect actual market prices.

        The purchase price for shares purchased from us pursuant to the Plan will be calculated based on an average of actual trading prices during the 30-day period preceding the purchase date. But if our Board of Directors decides that the purchase price calculated in that manner is not reflective of the value of our Common Stock due to limited trading, the purchase price will be determined by our Board of Directors in its sole discretion. See Question 14 under the heading "Dividend Reimbursement Plan" below. The price at which shares are purchased pursuant to the Plan may not reflect the actual price at which shares could be purchased or sold on the day of purchase.

        We may not be able to continue to pay cash dividends in the same amounts or at all.

        Our ability to pay cash dividends is dependent on our results of operations and on government regulations applicable to the banking industry. Although we have paid annual dividends in the past, changes in business strategy, business conditions, and other factors may limit our ability or willingness to pay cash dividends in the future.

        Because shares of Common Stock are not guaranteed or insured by any governmental agency, you could lose your entire investment.

        Shares of Common Stock offered pursuant to this prospectus are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including possible loss of your entire investment.

        Our stock price may suffer from anti-takeover provisions that could potentially impede certain transactions.

        Provisions in our corporate documents, banking regulations, and Washington corporate law could make it more difficult or expensive to pursue a tender offer, change in control, or takeover that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of the Common Stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. These anti-takeover measures include provisions allowing the Board to consider nonmonetary factors in evaluating a potential transaction, "fair price" provisions and other special requirements for transactions with certain large shareholders, and a requirement for approval by holders of two-thirds of the outstanding Common Stock for certain transactions.

DIVIDEND REINVESTMENT PLAN

        The Pacific Financial Corporation Dividend Reinvestment Plan, which is comprised of a series of questions and answers, is set forth below (the "Plan"). To understand the Plan fully and evaluate the merits and risks of an investment in our Common Stock, you should read this prospectus carefully, together with our Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q, and the other documents incorporated by reference into this prospectus as described under the heading "Where You Can Find More Information" below.

PURPOSE

1.	What is the purpose of the Plan?

        The purpose of the Plan is to provide shareholders a convenient method of reinvesting all or a portion of their cash dividends in additional shares of our Common Stock without payment of trading or brokerage fees, service charges, or other fees.

ADVANTAGES

2.	What are the advantages of the Plan?

        You may:

•	automatically reinvest all or a portion of your cash dividends in additional shares of our Common Stock;

•	invest the full amount of all of your cash dividends in shares since fractions of shares will be credited to you under the Plan; and

•	receive notices after each transaction detailing how many shares were acquired or sold, as well as annual summaries of transactions executed under the Plan.

ADMINISTRATION

3.	Who administers the Plan?

        The Plan will be administered by Mellon Bank, N.A., who along with its affiliate Mellon Investor Services, will maintain records, send statements, and perform other services relating to the Plan. Mellon Bank, N.A., and any successor thereto, acting as administrator under the Plan, is sometimes referred to in this Plan as the “Plan Administrator.” Shares of Common Stock purchased for each participant under the Plan will be maintained in book-entry form for the account of each participant, unless and until a participant requests that a certificate be issued or shares be sold or transferred, as more fully explained in Questions 15 through 17 below.

        Participants may contact the Plan Administrator by the following methods:

        You may write to the Plan Administrator at the following address:

Mellon Bank, N.A.
c/o Mellon Investor Services
P.O. Box 3338
So. Hackensack, NJ 07606-1938

        Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Pacific Financial Corporation on all correspondence.

        You may contact the Plan Administrator by telephone at 1-877-870-2422. An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

        You may also access the Plan Administrator’s website at www.melloninvestor.com. On the website, you can enroll in the Plan, obtain certain information about the Plan and your account, and perform certain transactions through the Plan Administrator’s on-line service known as Investor ServiceDirect®. To gain access, you will need a password which you may establish when you visit the website. If you forget your password, you may call 1-877-978-7778 to have it reset.

ELIGIBILITY AND PARTICIPATION

4.	Who is eligible to participate in the Plan?

        All existing holders of record of Common Stock can participate in the Plan. If you hold your shares in your own name, you may participate in the Plan immediately. If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker’s “street name” or in the name of a bank nominee) and you want to participate in the Plan, you must request that your bank or broker transfer to your name all shares of Common Stock for which dividend reinvestment is desired, or enroll on your behalf.

        Shareholders who reside in jurisdictions in which it is unlawful for a shareholder to participate in the Plan are not eligible to participate in the Plan.

5.	Is partial participation possible under the Plan?

        Yes. If you wish to enroll in the Plan but desire that you continue to receive cash dividends on some of your shares, you may elect partial reinvestment and indicate the number of shares with respect to which you would like to continue to receive cash dividends on the Enrollment Form. Thereafter, you will receive cash dividends on such number of shares as you have elected to receive cash dividends and your dividends will be reinvested on all other shares you own of record (including shares you acquire after the date you enroll in the Plan).

6.	How do you enroll?

        An eligible shareholder may enroll in the Plan at any time by visiting the Plan Administrator’s website at www.melloninvestor.com. Alternatively, you may complete and sign an Enrollment Form (enclosed with this prospectus and also available from the Plan Administrator) and mail it to the Plan Administrator at the address listed in Question 3. If shares of Common Stock are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign the Enrollment Form.

7.	What does the Enrollment Form provide?

        Under the Enrollment Form, you may elect full or partial reinvestment of your dividends. Your election will have the following effects:

•	If you elect "Full Dividend Reinvestment," the Enrollment Form directs the Plan Administrator to apply all cash dividends paid on shares registered in your name toward the purchase of additional shares of Common Stock.

•	If you elect "Partial Dividend Reinvestment," the Enrollment Form directs the Plan Administrator to pay cash dividends to you on the number of shares of Common Stock you specify on the Enrollment Form. Cash dividends with respect to all other shares will be reinvested in Common Stock. By completing the Enrollment Form, you direct the Plan Administrator to reinvest automatically and for an indefinite period any subsequent cash dividends on your shares of Common Stock, other than specifically excluded shares and shares you do not hold of record. This election will also apply to additional shares that you acquire of record whether through the Plan or otherwise.

8.	When will the investment of cash dividends begin?

        The investment of cash dividends will commence after an Enrollment Form is received by the Plan Administrator. If a properly executed Enrollment Form is received before the record date for the payment of a cash dividend, then that dividend will be reinvested in shares of Common Stock to the extent provided in the Enrollment Form. If the Enrollment Form is received after that date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment. Pacific historically has paid annual cash dividends in January to holders of record on the record date established by the Board of Directors in December. The record date for the annual dividend to be paid in January 2006 is expected to be in late December 2005.

9.	May you change your participation after enrollment?

        You may change or terminate your participation in the Plan at any time by accessing your account through the Plan Administrator’s website or by sending written notification to the Plan Administrator at the address set forth in Question 3.

10.	May you make additional purchases of Common Stock for cash through the Plan?

        No. The Plan does not permit optional, additional cash purchases.

FEES

11.	Will you incur any expenses in connection with the Plan?

        Your costs for services under the Plan are currently as follows:

•	Dividend Reinvestment: No charge. Any fees and costs, including any trading fees, will be paid by us. You also may change your election to reinvest dividends or the number of shares covered by dividend reinvestment at any time without charge.

•	Requesting a Stock Certificate: Your shares purchased through the Plan are held in book-entry form. There is no charge if you request that a physical stock certificate be issued to represent your shares.

•	Sale of Shares from the Plan: If you request that the Plan Administrator sell shares acquired through the Plan, you will be charged a transaction fee of $15 and a trading fee of $0.12 per share. This fee will be deducted from the proceeds of your sale. The fee structure is subject to change. If there are changes to the fee structure, you will be notified in advance of implementation.

PURCHASES

12.	How many shares of Common Stock will be purchased for you and what is the source of shares purchased through the Plan?

        The number of shares of Common Stock that will be purchased will depend on the amount of your cash dividend and the applicable price per share at which purchases are made. Each participant will be credited with that number of shares of Common Stock (including fractions computed to four decimal places) equal to the total amount to be invested, divided by the applicable price per share. Prices will be determined as described under Question 14 below.

        The Plan Administrator will purchase shares of our Common Stock with dividend proceeds, at our discretion, either directly from us from our authorized but unissued shares of Common Stock, or on the open market, or by a combination of these two options. To the extent that shares are purchased from us, additional funds received by Pacific will be used for general corporate purposes and for the banking purposes of Pacific’s banking subsidiary, The Bank of the Pacific. It is our present intention for the Plan to purchase all shares directly from Pacific, although this is subject to change at any time.

13.	When will shares of Common Stock be purchased through the Plan?

        Purchases of shares with reinvested cash dividends will be made on the date on which Pacific pays cash dividends on its Common Stock or as soon as practicable thereafter. We expect to make all purchases within one week if shares are purchased on the open market.

14.	At what price will shares of Common Stock be purchased through the Plan?

        Purchases of shares of Common Stock from us will be made at the “Trading Price” (as described below), which will be determined as follows:

•	If the Common Stock is listed on an established stock exchange, or traded on the Nasdaq Stock Market, the Trading Price will be the average of the closing sale prices reported for the five trading days immediately preceding the applicable transaction date.

•	If the Common Stock is not listed on an established stock exchange or traded on the Nasdaq Stock Market but is quoted on the OTC Bulletin Board(TM), the Trading Price will be the average of the mean between the high and low prices per share of the Common Stock reported for each day on which the Common Stock trades during the 30-day period immediately preceding the applicable transaction date.

•	If our Board of Directors decides that the Trading Price calculated in accordance with the formula described above is not reflective of the value of our Common Stock due to limited trading, the Trading Price will be determined by our Board of Directors in its sole discretion. If we direct the Plan Administrator to purchase shares of Common Stock in open market transactions instead of from us, the “Trading Price” for each share purchased by the Plan Administrator will be the weighted average of the actual prices paid for shares.

SALE OR TRANSFER OF SHARES; WITHDRAWALS AND TERMINATION

15.	Can you get stock certificates if you want them?

        Yes. If you should ever want a stock certificate for all or a portion of the whole shares of Common Stock acquired through the Plan, the Plan Administrator will send one to you, upon your request. The Plan Administrator will normally mail a certificate to you within two business days of your request. The Plan Administrator will send you a check for any fractional shares of Common Stock if you request issuance of a certificate for all of your shares held in book-entry form. The price for fractional shares of Common Stock will be determined by the Plan Administrator by using the Trading Price as of the date of your request.

16.	How do you sell shares of Common Stock acquired through the Plan?

        You may sell your shares of Common Stock at any time through the Plan Administrator by contacting the Plan Administrator. Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 48 hours of receipt of your request. Please note that sale transactions may take as long as 30 days due to limited trading in the shares. If it appears that the sale transaction will take longer than 30 days to complete, the Plan Administrator will notify you. All requests are final. The Plan Administrator cannot and does not guarantee the actual sale date or price. The Plan Administrator will mail a check to you (less a transaction fee of $15 plus a trading fee of $0.12 per share) on the settlement date for your sale, which is three business days after your shares have been sold.

        If you prefer, you may sell your shares through a securities broker of your choice, in which case you must request that your shares be transferred by the Plan Administrator to your broker. See Question 17 below for instructions on how to transfer your shares. You could also request a certificate for your shares and deliver the certificate to a broker if you prefer.

17.	Can you transfer ownership of shares of Common Stock held for your account?

        You can transfer the ownership of all or part of your shares held in book-entry form, whether by gift, private sale, or otherwise, by contacting the Plan Administrator and requesting a Transfer Form. You can then use this form to indicate the number of shares to be transferred and provide the share transfer and registration information requested by the Plan Administrator and a stock power. Transfers must be made in whole shares and signatures of all registered holders will be required and must be “Medallion Guaranteed” by a participating financial institution. A new Enrollment Form will be required if the person to whom the shares are transferred desires to continue participation in the Plan.

18.	How can you terminate your participation in the Plan?

        Participation in the Plan is entirely voluntary. You may terminate your participation at any time by notifying the Plan Administrator that you no longer wish to have your dividends reinvested. Notice may be given by telephone, in writing or by changing your dividend election under the account management service when you access your account over the Internet at www.melloninvestor.com. To be effective for a given dividend payment, the Plan Administrator must receive notice at least five days before the record date for that dividend.

        After a termination notice is received, unless you provide sale instructions as described in Question 16 above or request that a certificate be issued, the Plan Administrator will continue to maintain your share position in book-entry form.

REPORTS TO PARTICIPANTS

19.	What reports will be sent to you?

        You will receive an annual statement from the Plan Administrator showing amounts invested, the purchase or sale prices, and the number of shares of Common Stock purchased or sold. This statement will provide a continuing record of the cost and number of shares of Common Stock purchased under the Plan and should be retained for tax purposes. You will also be sent a notice of each transaction in Common Stock executed for your account under the Plan. In addition, you will receive the same materials sent to all of our shareholders, including our annual reports to shareholders, notices of shareholder meetings, and proxy statements.

DIVIDENDS

20.	Will cash dividends continue to be paid while the Plan is in effect?

        Pacific’s Board of Directors has the authority to declare cash dividends from time to time, subject to statutory and regulatory requirements and other factors. There is no assurance that cash dividends will continue to be paid or that cash dividends will be paid in amounts or with the frequency at which dividends have been paid historically. Accordingly, reinvestment of cash dividends will only occur when, as, and if dividends are declared and paid by us. We may suspend, terminate, or modify our cash dividends at any time.

21.	What happens if we issue a stock dividend or declare a stock split?

        Any stock dividend or split shares of Common Stock distributed by us on all shares of Common Stock will be credited to you and held in book-entry form. The Plan statement immediately following the stock dividend or stock split will indicate the number of shares of Common Stock credited as a result of such dividend or split.

CERTIFICATES FOR SHARES OF COMMON STOCK

22.	Will certificates be issued for shares of Common Stock purchased through the Plan?

        No. Certificates for shares of Common Stock purchased through the Plan will not be issued to you unless you request them. Otherwise, shares of Common Stock purchased through the Plan will be held in book-entry form.

23.	Can you sell or pledge shares held in book-entry form?

        Shares of Common Stock held in book-entry form may not be assigned or pledged in any way. If you wish to assign or pledge your whole shares of Common Stock purchased through the Plan, you must request that certificates for those shares be issued in your name as described in Question 15 above.

MISCELLANEOUS

24.	May the Plan be changed or discontinued?

        The Plan may be amended, modified, suspended, or terminated at any time by Pacific’s Board of Directors without the approval of participants in the Plan. Notice of suspension, termination, modification, or material amendment will be sent to all participants, who shall have the right at all times to terminate participation in the Plan.

        Pacific or the Plan Administrator may terminate your participation in the Plan at any time by written notice to you.

        If the Plan is terminated and Pacific establishes another dividend reinvestment plan, you will be automatically enrolled in such other dividend reinvestment plan and shares of Common Stock credited to your account under the Plan will be automatically credited to such other plan, subject to applicable laws.

25.	Will interest be paid on amounts held pending investment?

        No. Cash dividends allocated for reinvestment through the Plan will be deposited in a non-interest bearing account controlled by the Plan Administrator pending investment. Funds of participants will be commingled and aggregated for purposes of investment.

26.	How will your shares of Common Stock be voted at shareholder meetings?

        For each shareholder meeting, you will receive a proxy card which will enable you to vote all shares registered in your name, including shares held in book-entry form. All shares of Common Stock registered in your name will be voted as you direct, provided your proxy card is properly completed and returned in a timely manner.

27.	What is the responsibility of Pacific and the Plan Administrator for the Plan?

        Neither Pacific nor the Plan Administrator or their agents or employees will be liable to any participant in the Plan for any act or omission in good faith, including without limitation any claims of liability (i) arising out of failure to terminate a participant’s participation in the Plan prior to receipt of notice in writing, (ii) with respect to the price at or terms upon which shares of Common Stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the Common Stock before, at, or after the time any such purchases may be made.

        The trading price of Common Stock may rise or fall during the period between the payment of a cash dividend and the completion of the purchase. This is particularly true since our stock is thinly traded, which may make it difficult for us to purchase shares if we elect to do so in the secondary market. Neither we nor the Plan Administrator has any responsibility for the market value of shares of Common Stock held in book-entry form or for changes in our stock price.

        Neither we nor the Plan Administrator can assure any participant of a profit or protect any participant against a loss due to a decline in the value of the shares of Common Stock acquired through the Plan. An investment in Common Stock is not insured and is subject to significant market fluctuations.

        Neither we nor the Plan Administrator provides any advice or makes any recommendations regarding the purchase or sale of shares of Common Stock; all such decisions must be made by you based upon your own research and judgment.

28.	Who interprets the Plan?

        We and the Plan Administrator will interpret the Plan. Any such interpretations will be final. The Plan and related Plan documentation will be governed by and construed in accordance with the laws of the State of Washington.

FEDERAL INCOME TAX CONSEQUENCES

29.	What are the federal income tax consequences of participation in the Plan?

        The following summary is based upon United States federal income tax laws as of the date of adoption of the Plan. Such laws are subject to change at any time, possibly with retroactive effect. The discussion is limited to certain federal income tax consequences to individual Plan participants who are residents or citizens of the United States and assumes that all distributions from us will be from our earnings and profits for federal income tax purposes.

        With respect to reinvested dividends, you will generally be treated for federal income tax purposes as having received a dividend in an amount equal to the fair market value of shares of our Common Stock acquired with reinvested dividends. In addition, if we acquire shares for your account on the open market, you will be deemed to have received a dividend in the amount of any brokerage commissions and other trading fees paid on your behalf. The tax basis of shares of Common Stock acquired with reinvested dividends will equal the fair market value of the shares on the date dividends are reinvested, plus, if applicable, any brokerage commissions or other trading fees paid on your behalf. Your holding period for shares acquired pursuant to the Plan should begin no later than the day following the date of acquisition of shares for your account.

        The Internal Revenue Service (“IRS”) may take the position that any service fee paid by us to the Plan Administrator on behalf of Plan participants is an additional distribution, taxable to you as dividend income. In the event the IRS asserts this position, you may be entitled to deduct the amount of the service fee attributable to your Plan shares as a miscellaneous itemized deduction, subject to applicable limitations.

        Upon withdrawal from or termination of the Plan, you may receive a cash payment in lieu of any fractional share credited to your account. This payment likely will be treated as an amount realized from the sale of the fractional share, and you will recognize gain or loss equal to the difference between the amount received for the fractional share equivalent and your tax basis in that fractional share.

        In addition, you will recognize gain or loss when you sell shares acquired through the Plan. The amount of your gain or loss will be the difference between the amount that you receive for the shares, less brokerage commissions and other trading fees (including, if applicable, the fee charged by the Plan Administrator), and your tax basis therefor.

        We are required to withhold for federal income tax purposes (“back-up withholding”) from all dividend payments to you if (i) you fail to furnish us your taxpayer identification number (“TIN”), which for an individual is his or her social security number, (ii) the IRS has notified us that the TIN furnished by you is incorrect, (iii) the IRS notifies us that back-up withholding should be commenced because you have failed to report interest or dividends properly, or (iv) you have failed to certify, under penalties of perjury, that you are not subject to back-up withholding. If you are subject to back-up withholding, the Plan Administrator will invest in shares of Common Stock an amount equal to the dividends payable to you less the amount of tax required to be withheld.

        Neither we nor the Plan Administrator is able to provide tax advice. The foregoing is only a summary of some of the applicable United States federal income tax provisions. This discussion is general in nature and does not cover foreign, state, and local income tax consequences of participation in the Plan. You should consult your own tax advisor regarding the tax consequences of participation in the Plan or the disposal of your shares.

USE OF PROCEEDS

        We will receive proceeds from shares of Common Stock purchased directly from us. We intend to add proceeds from such purchases to the general funds of our banking subsidiary for general banking purposes and for working capital. We do not know how many shares of Common Stock will ultimately be purchased under the Plan or the prices at which those shares will be purchased.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These statements relate to future events or our future financial performance and are based on beliefs and assumptions of our management, and on information currently available to them. In some cases, you can identify forward-looking statements because they include words such as “expect,”“anticipate,” “believe,” “estimate,” or “intend,”the negative of those terms, or other similar words. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including, among others, the specific risk factors previously identified under the heading “Risk Factors” in this prospectus, that may cause our (and our industry’s) actual results to differ from those expressed or implied by such forward-looking statements.

        Our management believes our forward-looking statements are reasonable; however, you should not place undue reliance on them. Many of the factors that will determine our future results and share value are beyond our ability to control or predict. We undertake no obligation to update forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC website at www.sec.gov. You may also find copies of reports, statements, and other information we file electronically with the SEC through the “Stockholder Info” link on our website at www.thebankofpacific.com.

        We have filed a Registration Statement on Form S-3 to register the shares of Common Stock to be sold by us pursuant to the Plan. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement, which additional information can be found and reviewed as described above.

        SEC regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth in this prospectus and by information that has been incorporated by reference from more recent documents or is subsequently incorporated by reference from documents filed after the date of this prospectus.

        The following documents filed by us with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

•	Our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

•	The description of our Common Stock included as Exhibit 99 to our quarterly report on Form 10-Q for the quarter ended September 30, 2000.

        In  addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the Plan, will be deemed incorporated by reference into this prospectus from their respective dates of filing.

        You can obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated into this prospectus by reference. You may obtain documents by requesting them in writing or by telephone as follows:

Pacific Financial Corporation Shareholder Relations 1100 S. Boone Street Post Office Box 1826 Aberdeen, Washington 98520-5244 Telephone: (360) 533-8873, ext. 1233

INDEMNIFICATION

        As permitted by law, our directors and officers are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as a director or officer of Pacific. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Pacific, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

        The validity of our Common Stock has been passed upon by Miller Nash LLP, Seattle, Washington.

EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been audited by McGladrey & Pullen, LLP, independent public accountants, given upon the authority of said firm as experts in accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated (except for SEC filing fees) as follows:

SEC registration fee	$1,800
Blue sky fees	$7,500
Legal fees and expenses	$32,500
Plan administration fees	$6,500
Accounting fees and expenses	$5,000
Printing	$2,500
Miscellaneous	$1,200
Total	$57,000

Item 15. Indemnification of Directors and Officers.

        Under RCW Sections 23B.08.510 to 23B.08.570 of the Washington Business Corporation Act (the “Act”), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an “Indemnitee”) shall be indemnified by the corporation (unless the corporation’s articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under those sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee’s conduct was in good faith, (ii) in a manner he or she reasonably believed was in the corporation’s best interests or at least not opposed to the corporation’s best interests, (iii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iv) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (v) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        Pursuant to the registrant’s Restated Articles of Incorporation, as amended (the “Articles”), the registrant will indemnify each of its present and former directors (including directors who are also officers), and present and former non-employee directors of the registrant’s subsidiaries, with respect to expenses, settlements, judgments, penalties, and fines in suits to which such person is or was made or threatened to be made a party by reason of the fact that he or she is or was a director of the registrant or a subsidiary. No such indemnification may be given if the acts or omissions of the director are adjudged to involve intentional misconduct or a knowing violation of law, if the director is liable to the registrant for an unlawful distribution, or if the director participated in a transaction with the registrant in which he or she personally received a benefit to which he or she was not legally entitled. In addition, the Articles provide that the directors of the registrant and non-employee directors of its subsidiaries shall not be personally liable for monetary damages to the registrant or its shareholders for breaches of their fiduciary duty as directors, except for liabilities that involve their intentional misconduct or a knowing violation of law, their authorization of illegal distributions, or receipt of an improper personal benefit from their actions as directors. With respect to proceedings instituted by a federal banking agency, indemnification may only be provided to the extent permitted by the federal and state laws and regulations governing financial institutions.

        The Act provides that any director held liable for the unlawful payment of a dividend or other distribution of assets of the registrant shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Act or the Articles and (b) each director who voted for or assented to the dividend or distribution without complying with specified standards of conduct.

        The Company carries insurance coverage for its directors and officers against certain liabilities that they may incur in their capacity as directors or officers of the registrant.

Item 16. Exhibits.

        The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aberdeen, State of Washington, on November 18, 2005.

PACIFIC FINANCIAL CORPORATION
By: /s/ Dennis A. Long
Dennis A. Long
Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 18, 2005.

Signature	Title
Principal Executive Officer and Director:
/s/ Dennis A. Long	President, Chief Executive Officer, and Director
Dennis A. Long
Principal Financial and Accounting Officer:
/s/ Denise Portmann	Treasurer and Chief Financial Officer
Denise Portmann
A majority of the Board of Directors:
*JOSEPH A. MALIK	Director (Chairman of the Board)
*G. DENNIS ARCHER	Director
*JOHN R. FERLIN	Director
*GARY C. FORCUM	Director
*SUSAN C. FREESE	Director
*DUANE E. HAGSTROM	Director
*EDWIN KETEL	Director
*RANDY W. ROGNLIN	Director
*RANDY RUST	Director
*DOUGLAS M. SCHERMER	Director
*STEWART L. THOMAS	Director
*ROBERT J. WORRELL	Director
*By: /s/ Denise Portmann
Denise Portmann, as attorney-in-fact

INDEX TO EXHIBITS

5	Opinion of Miller Nash LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Miller Nash LLP (included in Exhibit 5).

24	Power of attorney.

99.1	Enrollment Form.

99.2	Form of letter to shareholders.

        Other exhibits listed in Item 601 to Regulation S-K are not applicable.